Exhibit 2.2

                                    AMENDMENT

         This AMENDMENT, dated as of February 20, 2003, by and among Getz Japan Holding KK, a company organized under the laws of Japan ("NEWCO"), St. Jude Medical Japan K.K., a company organized under the laws of Japan ("BUYER"), St. Jude Medical, Inc., a Minnesota corporation ("ST. JUDE"), Getz Bros. & Co. Zug Inc., a company organized under the laws of Switzerland ("GETZ ZUG"), Getz International, Inc., a Delaware corporation ("GETZ Intl"), and Muller & Phipps (Japan) Ltd., a company organized under the laws of Japan ("M&P", and together with Getz Zug and Getz Intl., "SELLERS"), is attached to and made a part of that certain Stock Purchase Agreement (the "AGREEMENT"), dated as of September 17, 2002 (USA), by and among Buyer, St. Jude and Sellers. Capitalized and undefined terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

         WHEREAS, Section 1.2 of the Agreement provides that the parties will execute an amendment to the Agreement whereby Newco will become a party to the Agreement and be included within the definition of "SELLERS".

         THEREFORE, in accordance with Section 1.2 of the Agreement, Newco agrees to (1) be included within the definition of "Sellers" in the Agreement,
(2) execute such documents and to take such actions as may reasonably be necessary or appropriate to implement fully the transactions described in the Agreement, and (3) be bound by the covenants, obligations and undertakings applicable to Newco under the Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that because Newco will be liquidated as soon as practicable after the Closing, Newco will be relieved of all of its obligations under the Agreement following the Closing except those arising under Sections
5.6 (Nondisparagement) and 5.9 (Confidentiality), and Buyer and St. Jude will look solely to the other Sellers with respect to any obligations of Sellers arising after the Closing. Buyer and St. Jude further agree not submit any objection as a creditor to the liquidation of Newco.

         Except as expressly modified by the terms of this Amendment, the terms and conditions of the Agreement and its respective schedules and exhibits shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

GETZ JAPAN HOLDING KK                     GETZ BROS. & CO. ZUG INC.

By:    /s/ Ray Sipkins                    By:    /s/ Ray Sipkins
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Name:  Ray Sipkins                        Name:  Ray Sipkins
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Title: Representative Liquidator          Title: Director
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ST. JUDE MEDICAL JAPAN K.K.               GETZ INTERNATIONAL, INC.

By:    /s/ Kevin T. O'Malley              By:    /s/ Ray Sipkins
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Name:  Kevin T. O'Malley                  Name:  Ray Sipkins
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Title: Director                           Title: President
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ST. JUDE MEDICAL, INC.                    MULLER & PHIPPS (JAPAN) LTD.

By:    /s/ Kevin T. O'Malley              By:    /s/ Ray Sipkins
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Name:  Kevin T. O'Malley                  Name:  Ray Sipkins
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Title: Vice President and General         Title: President
       Counsel                                   ------------------------------
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